CONTACTS
From: Anthony J. DeFazio	For: Michael Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500
FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires
Parking Garage in Midtown Manhattan

New York, NY, July 5, 2011 – American Realty Capital New York Recovery REIT, Inc., (the “Company”) announced today that it has acquired a fee-simple parking garage commercial condominium located on 33 West 56th Street in the Midtown neighborhood of Manhattan, New York, for a purchase price, excluding acquisition costs, of approximately $5.4 million.

The parking garage is located at the base of the newly developed, luxury “Centurion Condominium.” Regal Car Park, LLC, a parking management company specializing in New York City, currently leases 100% of the parking garage under a 25-year lease through July 2034.  The acquisition closed on June 30, 2011.

“This recently built parking garage benefits from its prime location on 56th Street between 5th and 6th Avenues,” said Michael Happel, Chief Investment Officer and Executive Vice President for the Company. “Regal Car Park is a quality tenant with significant experience operating New York City parking garages. This is the eighth property we’ve acquired in New York City and it complements our existing portfolio of six retail stores in West Greenwich Village and Bensonhurst plus our office/showroom building on the eastside of Midtown Manhattan.”

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City. The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. The offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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